Exhibit 99.1

JoS. A. Bank Clothiers Reports 10.5% Gain in Total Net Sales and 3.8% Increase in Comparable Store Sales in Fiscal Year 2007; Company Expects Fiscal Year 2007 Net Income to Increase Approximately 12% to 14%

HAMPSTEAD, Md.--(BUSINESS WIRE)--JoS. A. Bank Clothiers, Inc. (NASDAQ Global Select Market: "JOSB") today reported that its total net sales for the 52 weeks ended February 2, 2008 (fiscal year 2007) increased 10.5% to $604.0 million, as compared with $546.4 million for the 53 weeks ended February 3, 2007 (fiscal year 2006).

The Company also noted that it expects net income for fiscal year 2007 to increase approximately 12% to 14% over fiscal year 2006 net income of $43.2 million.

Fiscal year 2007 contained 52 weeks and fiscal year 2006 contained 53 weeks, consistent with the National Retail Federation's 4-5-4 week calendar. Total net sales and Direct Marketing sales comparisons presented herein use the actual number of weeks in each fiscal period. Comparable store sales comparisons presented herein use the corresponding weeks in the comparable prior fiscal period.

Comparing the four weeks of fiscal January 2007 with the five weeks of fiscal January 2006, total net sales decreased 17.1% to $34.3 million from $41.4 million and Direct Marketing sales decreased 18.6%. Comparing the four weeks of fiscal January 2007 with the first four weeks of fiscal January 2006, comparable store sales decreased 1.2%.

Comparing the 13 weeks of the fourth quarter of fiscal year 2007 with the 14 weeks of the fourth quarter of fiscal year 2006, total net sales increased 7.6% to $208.9 million from $194.1 million and Direct Marketing sales increased 11.1%. Comparing the 13 weeks of the fourth quarter of fiscal year 2007 with the first 13 weeks of the fourth quarter of fiscal year 2006, comparable store sales increased 5.0%.

Comparing the 52 weeks of fiscal year 2007 with the 53 weeks of fiscal year 2006, total net sales increased 10.5% to $604.0 million from $546.4 million and Direct Marketing sales increased 13.1%. Comparing the 52 weeks of fiscal year 2007 with the first 52 weeks of fiscal year 2006, comparable store sales increased 3.8%.

As previously announced, sales results for periods in fiscal 2008 and beyond will be provided by the Company on a quarterly basis in connection with the release of its quarterly or annual earnings.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 422 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the Nasdaq Global Select Market under the symbol "JOSB."

The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, higher energy and security costs, the successful implementation of the Company's growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base, litigations and other competitive factors. Other factors and risks that may affect the Company’s business or future financial results are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended February 3, 2007 and the Company's subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT:
JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman,
EVP/CFO,
410-239-5715
or
Investor Relations Information Request Website
(http://phx.corporate-ir.net/phoenix.zhtml?c
=113815&p=irol-inforeq),
or Voicemail, 410-239-5900
E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com